Item 77D - DWS Emerging Markets
Equity Fund (a series of DWS
International Fund, Inc.)

The Board of DWS Emerging Markets
Equity Fund approved the following
changes to the fund's investment
strategy, effective May 9, 2011 (the
"Effective Date").

On the Effective Date, the fund's
investment strategy changed as follows:

Main investments. Under normal
circumstances, the fund invests at least
80% of net assets, plus the amount of
any borrowings for investment purposes,
in emerging market equities (equities
traded mainly in emerging markets or
issued by companies that are organized
in emerging markets or have more than
half of their business there). The fund
considers "emerging markets" to include
any country defined as an emerging or
developing economy by The
International Bank for Reconstruction
and Development (the World Bank), the
International Finance Corporation or the
United Nations or its authorities.  The
fund considers an issuer to have more
than half of its business in emerging
markets if at least (i) 50% of the issuer's assets are in an emerging market country, or (ii) 50% of an issuer's revenues or profits are from goods produced or sold, investments made, or services performed in emerging markets.
The fund may invest up to 20% of net
assets in equities from the US or other
developed markets. The fund may also
invest up to 20% of net assets in US or
emerging market debt securities when
portfolio management
believes these securities may perform at least as well as equities.

The fund invests primarily in common
stocks, but may also invest in preferred stocks or convertible securities.

Management process. Portfolio
management aims to add value through
stock selection. The investment team
utilizes a proprietary investment process designed to identify attractive investment candidates from an extensive pool of fundamental research resources, which identify investments that may offer the potential for price appreciation. The investment process also takes into consideration various factors - including country and sector weightings, style and other risk targets relative to the benchmark - and assists portfolio management in devising allocations among particular securities. Portfolio management may buy a security when its research resources indicate the potential for future upside price appreciation or their investment process identifies an attractive investment opportunity. Conversely, portfolio management may sell a security when its research resources indicate limited future upside or their investment process identifies more attractive investment opportunities elsewhere.

Derivatives. Portfolio management
generally may use futures contracts,
which are a type of derivative (a
contract whose value is based on, for
example, indices, currencies or
securities) as a substitute for direct
investment in a particular asset class or to keep cash on hand to meet shareholder redemptions. In addition, portfolio management generally may use forward currency contracts to hedge the fund's exposure to changes in foreign currency exchange rates on its foreign currency denominated portfolio holdings or to facilitate transactions in foreign currency denominated securities.
Portfolio management generally may
use structured notes to gain
exposure to local shares in foreign
markets.

The fund may also use various types of
derivatives (i) for hedging purposes; (ii) for risk management; (iii) for non-hedging purposes to seek to enhance potential gains; or (iv) as a substitute for direct investment in a particular asset class or to keep cash on hand to meet shareholder redemptions.

Securities Lending. The fund may lend
securities (up to one-third of total
assets) to approved institutions.
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77D EME (2).docx

Item 77D - DWS World Dividend Fund
(formerly DWS Europe Equity Fund) (a
series of DWS International Fund, Inc.)
The Board of DWS World Dividend Fund
approved the following changes to the
fund's name and investment strategy,
effective December 1, 2010 (the
"Effective Date"):
On the Effective Date, the fund's name
changed from DWS Europe Equity Fund
to DWS World Dividend Fund.
On the Effective Date, the fund's
investment objective and investment
strategy changed as follows:
INVESTMENT OBJECTIVE
The fund seeks total return,
emphasizing both current income and
capital appreciation.

PRINCIPAL INVESTMENT STRATEGY

Main Investments. Normally, the fund
invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in dividend paying stocks. The fund will generally invest in at least three different countries and will normally invest at least 40% of net assets in securities issued by foreign based companies. The fund's investments will include primarily common stocks issued by US and foreign based companies and may also include preferred stocks and other equity securities such as convertible securities and warrants.

Management process. Although the
fund may invest in companies of any
size and from any country, it will invest mainly in common stocks of established companies in countries with developed economies. The fund will seek income by investing in dividend paying stocks.
Portfolio management looks for
companies it believes are
fundamentally strong and that it
expects to have high, sustainable
dividend yields and stable cash flows.

In choosing securities, portfolio
management uses a combination of
analytical disciplines:

Bottom-up research. Portfolio
management looks for individual
companies that it believes have a
history of above-average growth,
strong competitive positioning,
attractive prices relative to potential
growth, sound financial strength and
effective management, among other
factors.

Growth orientation. Portfolio
management generally looks for
companies that it believes have above-
average potential for sustainable
growth of revenue or earnings and
whose market value appears
reasonable in light of their business
prospects.

 Analysis of regional themes. Portfolio
management looks for significant social, economic, industrial and demographic changes, seeking to identify stocks that it believes may benefit from them.

Portfolio management may sell a stock
when it believes its fundamentals have
deteriorated, other investments offer
better opportunities or in the course of adjusting the fund's exposure to a given country.



OTHER INVESTMENTS AND
TECHNIQUES

Derivatives. The fund may use various
types of derivatives (contracts whose
value is based on, for example, indices, currencies or securities) for hedging, risk management or non-hedging purposes to seek to enhance potential gains. The fund may use derivatives as a substitute for direct investment in a particular asset class or to keep cash on hand to meet shareholder redemptions or other needs.

Securities Lending. The fund may lend
securities (up to one-third of total
assets) to approved institutions. There
are several risk factors that could hurt the fund's performance, cause you to lose money or cause the fund's performance to trail that of other investments.